As filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Akoya Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-5586242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Campus Drive, 6th Floor Marlborough, MA	07152
(Address of Principal Executive Offices)	(Zip Code)

Akoya Biosciences, Inc. 2021 Equity Incentive Plan
Akoya Biosciences, Inc. 2021 Employee Stock Purchase Plan

Akoya Biosciences, Inc. 2015 Equity Incentive Plan

(Full Title of the Plan)

Brian McKelligon
Chief Executive Officer
Akoya Biosciences, Inc.
100 Campus Drive, 6th Floor
Marlborough, MA 01752
(855) 896-8401

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. O’Malley
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 677-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2015 Equity Incentive Plan Common Stock, $0.00001 par value per share	3,920,487	(2)	$4.32	(5)	$16,936,503.84	$1,847.77
2021 Equity Incentive Plan Common Stock, $0.00001 par value per share	1,727,953	(3)	$23.22	(6)	$40,123,068.66	$4,377.43
2021 Employee Stock Purchase Plan Common Stock, $0.00001 par value per share	172,795	(4)	$19.74	(7)	$3,410,973.30	$372.14
Proposed Maximum Aggregate Offering Price	5,821,235		N/A		$60,470,545.80	6,597.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Akoya Biosciences, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), Akoya Biosciences, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Akoya Biosciences, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2015 Plan. No additional stock awards will be granted under the 2015 Plan

(3)	Represents shares reserved for future grants under the 2021 Plan. Pursuant to an evergreen provision of the 2021 Plan, an additional number of shares will automatically be added to the shares authorized for issuance under the 2021 Plan on January 1 of each calendar year, from January 1, 2021 through January 1, 2031. The number of shares added each year will be equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(4)	Represents shares reserved for future grants under the ESSP. Pursuant to an evergreen provision of the ESSP, an additional number of shares will automatically be added to the shares authorized for issuance under the ESPP on January 1 of each calendar year, from January 1, 2021 through January 1, 2031. The number of shares added each year will be equal to: (a) 0.5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Board for the applicable year.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such stock options.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the average of the high and the low prices of the common stock as reported on the Nasdaq Global Select Market on April 22, 2021.

(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of $17.00 per share, which is 85% of the average of the high and the low prices of the common stock as reported on the Nasdaq Global Select Market on April 22, 2021 (the percentage of the price per share applicable to purchases under the 2021 ESPP)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Akoya Biosciences, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on April 16, 2021, relating to the registration statement on Form S-1, as amended (No. 333-254760), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-40344), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 15, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our amended and restated articles of incorporation and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated bylaws also provide that we may indemnify a director, officer, employee or agent (including the advancement of expenses pending the final disposition of any action or proceeding).

We have entered into indemnification agreements with each of our current directors and executive officers and other employees, and may enter into indemnification agreements with future directors, executive officers and other employees, to provide such directors, officers and employees additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and our amended and restated bylaws and to provide additional procedural protections.

We may also purchase and maintain liability insurance on behalf of our directors, officers, employees and agents for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We currently maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability incurred as a result of serving in their capacities as directors and officers, subject to certain exclusions, including liabilities under the Securities Act.

The 2021 Plan provides, subject to certain limitations, for indemnification by us of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2021 Plan.

The ESPP provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all judgments, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the ESPP.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	S-1	333-254760	3.1	4/12/2021

4.2	Amended and Restated Bylaws, as currently in effect.	S-1	333-254760	3.2	3/26/2021

4.3	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the closing of the Registrant’s initial public offering.	S-1	333-254760	3.3	3/262021

4.4	Form of Amended and Restated Bylaws, to be in effect upon the closing of the Registrant’s initial public offering.	S-1	333-254760	3.4	3/26/2021

5.1	Opinion of DLA Piper LLP (US).					X

23.1	Consent of RSM US LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	Akoya Biosciences, Inc. 2015 Equity Incentive Plan, as amended, and form of stock option agreement thereunder.	S-1	333-254760	10.1	3/26/2021

99.2	Akoya Biosciences, Inc. 2021 Equity Incentive Plan and form of stock option agreement thereunder.	S-1	333-254760	10.1	4/12/2021

99.3	Form of Stock Option Agreement under 2021 Equity Incentive Plan.					X

99.4	Form of Notice of Grant of Stock Option under the 2021 Equity Incentive Plan.					X

99.7	Akoya Biosciences, Inc. 2021 Employee Stock Purchase Plan.	S-1	333-254760	10.1	4/12/2021

Item 9. Undertakings.

1. The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on this 23rd day of April, 2021.

Akoya Biosciences, Inc.

By:	/s/ Brian McKelligon
Brian McKelligon
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Brian McKelligon and Joseph Driscoll and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian McKelligon	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2021
Chad Robins

/s/ Joseph Driscoll	Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2021
Joseph Driscoll

/s/ Garry Nolan	Director	April 23, 2021
Garry Nolan, PhD

/s/ Thomas Raffin	Director	April 23, 2021
Thomas Raffin, MD

/s/ Thomas P. Schnettler	Director	April 23, 2021
Thomas P. Schnettler

/s/ Robert Shepler	Chairman of the Board	April 23, 2021
Robert Shepler

/s/ Matthew Winkler	Director	April 23, 2021
Matthew Winkler, PhD